EXHIBIT 23.1


CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Board of Directors
Pivotal Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-93607, 333-39922 and 333-42460) on Form S-8 of Pivotal Corporation of our report dated February 28, 2000 with respect to the consolidated balance sheets of Simba Technologies Incorporated as of December 31, 1999 and 1998 and the related consolidated statements of loss and deficit and cash flows for the years then ended, which report appears in the Form 8-K of Pivotal Corporation dated October 5, 2000.

KPMG LLP  (signed)

Chartered Accountants

Vancouver, Canada

October 3, 2000